EXHIBIT 5.1

[Dorsey & Whitney LLP Letterhead]

Diametrics Medical, Inc.

3050 Centre Pointe Drive, Suite 150

St. Paul, Minnesota 55113

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Diametrics Medical, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale from time to time of up to 22,269,268 shares of common stock of the Company, par value $.01 per share (“Common Stock”), by the Selling Shareholders named in the Registration Statement. Such shares of Common Stock may be issued to the Selling Shareholders upon the conversion of Series F convertible preferred stock, conversion of convertible senior secured fixed rate notes, or upon the exercise of warrants to purchase Common Stock, as more fully described in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefore in accordance with the terms of the respective shares of convertible preferred stock, convertible notes and warrants under which the shares of Common Stock are to be issued, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated: February 12, 2004

Very truly yours,

/s/ Dorsey & Whitney LLP

RAK